Exhibit 4.07

AUTHORIZATION INSTRUMENT No. 024/2004/PVCP/SPV – ANATEL

INSTRUMENT GRANTING THE USE OF RADIOFREQUENCY BLOCKS ENTERED INTO BETWEEN THE NATIONAL TELECOMMUNICATIONS AGENCY (ANATEL) AND BRAZIL TELECOM CELULAR S.A.

By the present instrument, on one hand the NATIONAL TELECOMMUNICATIONS AGENCY, hereinafter referred to as ANATEL, an entity that is part of the Brazilian Federal Government, exercising its functions pursuant to Article 19, IX, in Federal Law No. 9.472 of July 16, 1997, combined with Article 194, II in the Anatel Internal Regimen approved by Resolution No. 270 of July 19, 2001, represented herein by its Private Services Superintendent JARBAS JOSÉ VALENTE, a Brazilian man, married, enrolled with CREA/DF under No. 4.346 and with the Brazilian Individual Taxpayers’ Roll with the Ministry of Finance (CPF/MF) under 184059671-68, as per Act No. 42.827 of April 14, 2004, publish in the Federal Daily Gazette of April 16, 2004;

And on the other hand, BRASIL TELECOM CELULAR S.A. enrolled with the Brazilian Corporate Taxpayers’ Roll (CNPJ) under No. 05.423.963/0001-11, represented herein by its Network Director FRANCISCO AURÉLIO SAMPAIO SANTIAGO, a Brazilian man, married, electrical/electronic engineer, bearer of Brazilian Identity Card No. 244.543 SSE/SE and enrolled with the Brazilian Individual Taxpayers’ Roll with the Ministry of Finance (CPF/MF) under 145.053.631-04 and by Financial Director PAULO PEDRÃO RIO BRANCO, a Brazilian man, married, economist and administrator, bearer of Brazilian Identity Card No. 554.545 SSP/BA and enrolled with the Brazilian Individual Taxpayers’ Roll with the Ministry of Finance (CPF/MF) under 071.802.685-34, hereinafter referred to as AUTHORIZED PARTIES;

Hereby enter into the present Authorization Instrument to Use Radiofrequency Blocks, hereinafter referred to as Instrument, Anatel Process No. 53500.003612/2003, which shall be governed by the rules and regulations set forth in the following clauses:

Chapter I – Objective

Clause 1.1 – The objective of this Instrument is to Grant Authorization to Use Radiofrequency Blocks, without exclusivity, primarily and restricted to the respective Area of Operation associated with the authorization to render Personal Mobile Service (SMP) to BRASIL TELECOM CELULAR S.A., E Band, Region II, Sectors 18, 19 and 20 in the PGO, States of Paraná and Santa Catarina, in the extension sub-range from 912.5 to 915 MHz and from 957.5 to 960 MHz.

Clause 1.1.1 – The Authorization to Use Radiofrequency Blocks is the binding administrative act associated to the concession, permission or authorization to render telecommunications service that it attributes to the interested party, for a determined period of time, the right to use radiofrequency under legal and regulatory conditions.

Chapter II – Valid Duration

Clause 2.1 – The present Authorization to Use Radiofrequency Blocks is issued for the remaining period of time in the Authorization to Use Radiofrequency associated with the SMP Service Authorization, AUTHORIZATION INSTRUMENT No. 026/002/PVCP/SPV-ANATEL of December 18, 2002, published in the D.O.U. on December 23, 2002 and expiring on December 22, 2017, which may be extended a single time for a period of 15 (fifteen) years with charges and associated with the Authorization to Render Personal Mobile Services (SMP) and such valid term shall be contingent on maintaining the requirements set forth herein.

Chapter III – Price for Granting Authorization to Use Radiofrequency Blocks

Clause 3.1 – The Price for Granting the Authorization is at the amount for Rights to Use Radiofrequencies as set forth in §1 in Article 48 in Law No. 9.472 of July 16, 1997.

Clause 3.1.1 – The Price owed for Granting Authorization to Use Radiofrequency Blocks shall be paid to the Telecommunications Oversight Fund (FISTEL).

Clause 3.1.2 – The Price owed for Granting Authorization to Use Radiofrequency Blocks shall be at the amount of R$ 10,703,908.71 (ten million and seven hundred and three thousand and nine hundred and eight reais and seventy-one centavos), to be paid in the following manner:

I.	The total amount or 10% (ten percent) of this amount should be paid on the date corresponding to the Instrument for Granting Authorization to Use Radiofrequency Blocks.

II.	The remaining 90% (ninety percent) should be paid in six annual installment payments to be due respectively in up to 36 (thirty-six), 48 (forty-eight), 60 (sixty), 72 (seventy-two), 84 (eighty-four) and 96 (ninety-six) months after the date of issuing the corresponding Instrument for Granting Authorization to Use Radiofrequency Blocks, and the amount to be paid shall be updated by the IGP-DI variation (General Price Index – Internal Availability) from the Getúlio Vargas Foundation as of the date of the corresponding Instrument for Granting Authorization to Use Radiofrequency Blocks up to the actual payment date, in the event that payment occurs 12 (twelve) months after the date of the corresponding Instrument for Granting Authorization to Use Radiofrequency Blocks, plus simple interest of 1% (one percent) monthly incurred on the updated amount as of the date of issuing the Instrument for Granting Authorization to Use Radiofrequency Blocks.

§1 – In the event that the remaining period of authorization to use radiofrequency corresponds to the authorization to render SMP services is less than 8 years, the amount shall be distributed in a maximum of 6 equal annual installments so that the same should be fully paid prior to the expiration date of the duration of the aforementioned concessions.

§2 – Delay in payment of the amounts set forth in this clause shall result in charging a fine of 0.33% (zero point thirty-three percent) per day, up to the limit of 10% (ten percent), plus the SELIC referential fee for federal bonds to be applied to the amount of the debt, considering all of the days of payment delay.

§3 – Non-payment of the amount stipulated in this clause shall result in the expiration of the Authorization to Use Radiofrequency Blocks, regardless of the application of the other penalties set forth in Anatel Regulations.

§4 – The initial valid date of the Authorization to Use Radiofrequency Blocks shall be contingent on making payment of the offered price or when divided into installments, the amount of the first installment payment.

Chapter IV – ANATEL Prerogatives

Clause 4.1 – Without injury to the other regulatory provisions, ANATEL shall undertake the following:

I.	Enforce compliance with the rules and regulations in effect and those that during the valid duration of the present Instrument may become effective;

II.	Prohibit behavior harmful to free competition;

III.	Impede economic concentration and impose restrictions, limits or conditions to the present Instrument;

IV.	Administrate the radiofrequency spectrums by applying legal and regulatory penalties;

V.	Extinguish the present Instrument in those cases set forth herein and in the applicable legislation.

Clause 4.2 – ANATEL may determine that the AUTHORIZED PARTY must immediately cease transmissions of any telecommunications station that is causing harmful interference with other normal telecommunications services until such interference ceases.

Chapter V – General Conditions to Grant Authorization to Use Radiofrequency Blocks

Clause 5.1 – The Granting of Authorization to Use Radiofrequency Blocks may only be associated with authorization to provide Personal Mobile Service.

Clause 5.2 – The AUTHORIZED PARTY shall undertake to strictly observe all regulations regarding the Authorization to Use Radiofrequency Blocks GRANTED to

the Grantee and shall also be subject to any new regulations and alterations that may be made.

Clause 5.3 – The AUTHORIZED PARTY shall not have acquired rights to maintain the conditions existing on the date of signing this Instrument and should observe any new conditions that may be imposed by law or by regulations published by ANATEL.

Clause 5.4 – The AUTHORIZED PARTY should ensure that the installation of telecommunication stations as well as their expansion is in compliance with regulatory provisions, particularly the limitations related to distances from airports, airport hangers, radio communications stations and indigenous areas.

Clause 5.5 – The installation, operation and deactivation of telecommunications stations shall obey the provisions in the regulations.

Clause 5.6 – The AUTHORIZED PARTY shall use the respective block at is own expense and risk and shall be fully and solely responsible for any losses resulting from their use.

Clause 5.7 – The AUTHORIZED PARTY shall be solely responsible for any damage that may occur to its users or to third parties as a result of the utilization of the respective blocks, excluding ANATEL from any and all responsibility.

Clause 5.8 – The equipment that comprises the systems’ telecommunication stations should have certification accepted by ANATEL according to the regulations in force.

Chapter VI – Availability of Authorization to Use Radiofrequency Blocks

Clause 6.1 – The rights to use the radiofrequency blocks referred to in this Chapter shall not exempt ANATEL from its rights to modify its destination or order the alteration of powers or other technical characteristics.

Clause 6.2 – Unjustified non-usage of the radiofrequency block shall subject the AUTHORIZED PARTY to the appropriate sanctions according to the regulations.

Chapter VII – Transfer of Authorization to Use Radiofrequency Blocks

Clause 7.1 – The use of radiofrequency blocks is non-transferable without the corresponding transfer of the authorization to render the service related to the same.

Clause 7.2 – Authorization to use radiofrequency blocks shall be extinguished at the time of its final expiration date or in the event of its irregular transfer, as well as due to expiration, termination or annulment of the authorization to render the telecommunications services for which the same is used.

Chapter VIII – Continuity Non-Obligation and Right to Termination

Clause 8.1 – The present Instrument does not obligate the AUTHORIZED PARTY to continue to use the respective blocks and the same shall be entitled to waive such use as per Article 142 in Law No. 9,472 of 1997, observing the provisions set forth herein.

§1 – The right to waiver does not exempt the AUTHORIZED PARTY from its duty to ensure users, as per the present Instrument and regulations, have advance knowledge of the interruption of the use of the authorized radiofrequency blocks.

§2 – Equally, the right to waiver does not exempt the AUTHORIZED PARTY from compliance with the commitments of collective interest it has assumed by signing the present Instrument.

Chapter IV – Oversight

Clause 9.1 – The AUTHORIZED PARTY shall allow ANATEL agents, at any time, to have free access to the equipment and installations, as well as furnish them with all documents and information necessary to perform oversight activities.

Sole Paragraph – The AUTHORIZED PARTY may indicate an agent to accompany the overseers on their visits, inspections and activities.

Clause 9.2 – The AUTHORIZED PARTY shall undertake to pay the oversight fees as per the law, particularly the Installation and Operation Oversight Fees.

Sole Paragraph – The oversight fees shall be paid as per the table included in Attachment I to Law No. 5.070 of July 7, 1966, and its amendments.

Chapter X – Sanctions

Clause 10.1 – Non-compliance with the conditions and commitments assumed herein and associated with the Authorization to Use Radiofrequency Blocks shall subject the AUTHORIZED PARTY to the sanctions established in the specific regulations, without prejudice to any civil and criminal sanctions.

Chapter XI – Extinguishment

Clause 11.1 – The present Instrument shall be extinguished by cancellation, expiration, waiver or annulment, as per the provisions set forth in this Chapter.

Clause 11.2 – The cancellation of the Concession for Authorization to Use Radiofrequency Blocks may be decreed when there is any loss of indispensable conditions to maintain the respective Authorization to Use Radiofrequency Blocks.

Clause 11.3 – The expiration of the Concession for Authorization to Use Radiofrequency Blocks may be decreed in the following events:

I.	commission of a serious violation;

II.	transfer of authorization to use radiofrequency blocks;

III.	repeated non-compliance with the commitments assumed in this Instrument in the provisions set forth in the regulations;

IV.	non-payment of the Installation Oversight Fees and the Operation Oversight Fees, as per the provisions set forth in Law No. 5.070 of July 7, 1966, and its amendments.

Clause 11.4 – Annulment of the Concession for Authorization to Use Radiofrequency Blocks shall result from any knowledge by an administrative or judicial authority of any uncorrected irregularity as per the present Instrument.

Clause 11.5 – A bilateral termination shall operate by a request for waiver formulated by the AUTHORIZED PARTY pointing out the period in which it intends to continue utilizing the radiofrequency block prior to its definitive interruption , which may not be less than 6 (six) months.

§1 – The termination shall not exempt the AUTHORIZED PARTY from its obligation and responsibility for damages caused to users.

§2 – The bilateral termination instrument shall contain the provisions regarding the terms and conditions under which this termination shall operate.

Clause 11.6 – Extinguishment of the Concession for Authorization to Use Radiofrequency Blocks should be declared in an administrative proceeding that ensures the AUTHORIZED PARTY full defense.

Clause 11.7 – ANATEL shall not be responsible for users or third parties for any charges, onus, obligations or commitments with third parties or for the AUTHORIZED PARTY’s employees resulting from the extinguishment announced as per the regulations and this Instrument.

Chapter XIII – Legal Regime and Applicable Documents

Clause 12.1 – The present Instrument shall be governed by Law No. 9.472 of 1997 and particularly regulated by the Radiofrequency Spectrum Usage Regulations.

Chapter XIII – Court Venue

Clause 13.1 – In order to settle any questions related to this Instrument the Federal Justice Courts in Brasilia, Federal District of Brazil shall be the appropriate court jurisdiction venue.

Chapter XIV – Final Provision

Clause 14.1 – This Instrument shall be in full force and effect on the date of its publication in the Federal Daily Gazette.

And therefore, being aware of the provisions and conditions in this Instrument, the party sign the same in 3 (three) counterparts of equal form and content in the presence of the undersigned witnesses to produce its legal and juridical effect.

Brasilia, May 3, 2004

For Anatel:

/s/ JARBAS JOSÉ VALENTE
JARBAS JOSÉ VALENTE Superintendent of Private Services

For the AUTHORIZED PARTY:

/s/ FRANCISCO AURÉLIO SAMPAIO SANTIAGO
FRANCISCO AURÉLIO SAMPAIO SANTIAGO Network Director

/s/ PAULO PEDRÃO RIO BRANCO
PAULO PEDRÃO RIO BRANCO Financial Director

WITNESSES:

/s/ NELSON MITSUO TAKAYANAGI
NELSON MITSUO TAKAYANAGI I.D. No. 435.023 SSP-DF

/s/ EDUARDO JENNER BRASIL XAUD
EDUARDO JENNER BRASIL XAUD I.D. No. 10.608 SSP-RR